As filed with the Securities and Exchange Commission on January 2, 2008
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
K12 Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	8211	95-4774688
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Number)	Identification No.)
2300 Corporate Park Drive
Herndon, VA 20171
(703) 483-7000
(Address of registrant’s principal
executive offices)
AMENDED AND RESTATED STOCK OPTION PLAN
2007 EQUITY INCENTIVE AWARD PLAN
2007 EMPLOYEE STOCK PURCHASE PLAN
STOCK OPTION AGREEMENT WITH JOHN BAULE (EFFECTIVE AS OF JUNE 16, 2005)
STOCK OPTION AGREEMENT WITH JOHN BAULE (EFFECTIVE AS OF JUNE 1, 2006)
STOCK OPTION AGREEMENT WITH BRUCE J. DAVIS (EFFECTIVE AS OF FEBRUARY 1, 2007)
AMENDED AND RESTATED STOCK OPTION AGREEMENT WITH RONALD J. PACKARD
(ENTERED INTO AS OF JULY 12, 2007)
STOCK OPTION AGREEMENT WITH RICHARD RASMUS (EFFECTIVE AS OF JUNE 16, 2005)
(Full title of Plan)
Howard D. Polsky, Esq.
Senior Vice President, General Counsel and Secretary
K12 Inc.
2300 Corporate Park Drive
Herndon, VA 20171
(703) 483-7000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
Title of Each Class	Amount	Maximum		Maximum	Amount of
of Securities to	to be	Offering Price		Aggregate Offering	Registration
be Registered	Registered (1)	Per Share		Price	Fee
Common Stock, $0.0001 par value	3,429,608 shares	$9.53	(2)	$32,686,990	$1,284.49	(2)
Common Stock, $0.0001 par value	1,431,365 shares	$12.38	(3)	$17,721,300	$696.41	(3)
Common Stock, $0.0001 par value	784,313 shares	$25.73	(4)	$20,176,452	$792.93	(4)
Common Stock, $0.0001 par value	588,235 shares	$25.73	(4)	$15,132,345	$594.70	(4)
TOTAL	6,233,521 shares	—		$85,713,260	$3,368.53	(5)

(1)	The registration statement registers the issuance of (i) 3,429,608 shares of common stock, which are issuable pursuant to the awards granted or to be granted under the Amended and Restated Stock Option Plan (the “A&R Plan”), (ii) 1,431,365 shares of common stock, which are issuable pursuant to various stand-alone stock option grants as provided for in the stock option agreements of John F. Baule, Bruce J. Davis, Ronald J. Packard and Richard N. Rasmus (collectively the “Stand-Alone Plans”), (iii) 784,313 shares of common stock, which are issuable pursuant to the awards to be granted under the 2007 Equity Incentive Award Plan (the “2007 Plan”), and (iv) 588,235 shares of common stock issuable under the 2007 Employee Stock Purchase Plan (the “2007 ESPP” collectively with the A&R Plan, the Stand-Alone Plans and the 2007 Plan, the “Plans”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover additional shares of common stock which become issuable under the A&R Plan, the Employment Agreements, the 2007 Plan and the 2007 ESPP.

(2)	The Proposed Maximum Offering Price is based on the weighted average exercise price per share of $9.53 as to outstanding but unexercised options to purchase common stock under the A&R Plan.

(3)	The Proposed Maximum Offering Price is based on the weighted average exercise price per share of $12.38 as to outstanding but unexercised options to purchase common stock under the Stand-Alone Plans.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of $25.73 per share, the average of the high and low prices per share of the Common Stock on December 31, 2007, as reported on the NYSE Arca.

(5)	In connection with the filing of the Registration Statement on Form S-1 (No. 333-144894) of K12 $5,295.76 was remitted on or prior to July 26, 2007 to cover the filing fee, leaving a balance of $1,482.81 after full payment of the applicable filing fee. Thus, the filing fee of $3,368.53 for this Registration Statement is offset against the balance of $1,482.81 remaining after the filing fee for the Registration Statement on Form S-1 was paid in full. As a result, $1,885.72 is due in connection with this filing and is being paid as of the date hereof.

PART I
     The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Commission by K12 Inc. (the “Company”), are incorporated as of their respective dates in this Registration Statement by reference:
A.	The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A (No. 001-33883) filed on December 11, 2007, under the Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

B.	Current Report on Form 8-K filed with the Commission on January 2, 2008 pursuant to Section 13 of the Exchange Act; and

C.	Prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act, on December 14, 2007, in connection with the Company’s Registration Statement on Form S-1, as amended (No. 333-144894).
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. A Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into his Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     The validity of the shares of common stock registered hereby has been passed upon by Howard D. Polsky, who serves as Senior Vice President, General Counsel and Secretary of the Company. Mr. Polsky has received and is eligible to receive grants under the Plans.
Item 6. Indemnification of Directors and Officers
     Section 102 of the Delaware General Corporation Law (the “DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the Company—by reason of the fact that the person is or was a director, officer, agent, or employee of the Company, or is or was serving at our request as a director, officer, agent, or employee or another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well as but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Company, unless the court believes that in light of all the circumstances indemnification should apply.
     Our Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we shall indemnify our directors, officers, employees and agents to the maximum extent permitted by the DGCL. In addition, we have entered into separate indemnification agreements with our directors which would require us, among other things, to advance expenses to each indemnitee in connection with any proceeding in which indemnification is available. We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers and have obtained a policy of directors and officers liability insurance which will also cover certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including advancement of expenses incurred, arising under the Securities Act.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit	Description

4.1*	Third Amended and Restated Certificate of Incorporation of K12 Inc.

4.2 *	Amended and Restated Bylaws of K12 Inc.

4.3 *	Amended and Restated Stock Option Plan and Amendment thereto

4.4 *	2007 Equity Incentive Award Plan

4.5 *	2007 Employee Stock Purchase Plan

5.1	Opinion of Howard D. Polsky, Senior Vice President, General Counsel and Secretary of the Company

10.1 *	Stock Option Agreement of John Baule

10.2 *	Stock Option Agreement of John Baule effective as of June 1, 2006

10.3 *	Stock Option Agreement of Bruce J. Davis

10.4 *†	Amended and Restated Stock Option Agreement of Ronald J. Packard dated as of July 12, 2007

10.5 *	Stock Option Agreement of Richard N. Rasmus dated June 16, 2005

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Howard D. Polsky (included in the opinion filed as Exhibit 5.1)

*	Incorporated herein by reference to exhibits filed with our Registration Statement on Form S-1, as amended (Registration No. 333-144894)

†	Portions omitted pursuant to a request for confidential treatment. The omitted information has been filed separately with the Securities and Exchange Commission.

Item 9. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herndon, Virginia, on this 2nd day of January, 2008.

K12 INC.
By:	/s/ Ronald J. Packard
Ronald J. Packard
Chief Executive Officer and Founder

POWER OF ATTORNEY
     Each person whose signature appears below hereby authorizes and appoints Howard D. Polsky as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald J. Packard Ronald J. Packard	Chief Executive Officer, Founder and Director	January 2, 2008

/s/ John F. Baule John F. Baule	Chief Operating Officer and Chief Financial Officer	January 2, 2008

/s/ Andrew H. Tisch Andrew H. Tisch	Chairman of the Board and Director	January 2, 2008

/s/ Guillermo Bron Guillermo Bron	Director	January 2, 2008

/s/ Liza A. Boyd Liza A. Boyd	Director	January 2, 2008

/s/ Steven B. Fink Steven B. Fink	Director	January 2, 2008

/s/ Dr. Mary H. Futrell Dr. Mary H. Futrell	Director	January 2, 2008

/s/ Thomas J. Wilford Thomas J. Wilford	Director	January 2, 2008